As Filed with the Securities and Exchange Commission on April 23, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Canaan Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1-2/F, QianFang Science Building C

Building No. 27, Zhongguancun Software Park (Phase I)

No. 8 Dongbeiwang West Road

Haidian District, Beijing, 100193

People’s Republic of China

(Address, including zip code, of registrant’s principal executive offices)

Amended and Restated 2018 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1-212-947-7200

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nangeng Zhang
Chief Executive Officer
1-2/F, QianFang Science Building C

Building No. 27, Zhongguancun Software Park (Phase I)

No. 8 Dongbeiwang West Road

Haidian District, Beijing, 100193

People’s Republic of China

Yi Gao, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)(3)	Proposed Maximum Offering Price per Class A Ordinary Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value US$0.00000005 per share	107,564,955(4)	$0.85(4)	$91,932,181.54	$10,029.80
Class A ordinary shares, par value US$0.00000005 per share	30,000,000(5)	$0.60(5)	$18,000,000.00	$1,963.80
Class A ordinary shares, par value US$0.00000005 per share	218,268,378(6)	$0.85(6)	$186,546,707.06	$20,352.25
TOTAL	355,833,333	—	$296,478,888.60	$32,345.85(7)

(1)

These Class A ordinary shares, par value US$0.00000005 per share (the “Class A Ordinary Shares”) of Canaan Inc. (the “Company” or “Registrant”) may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents 15 Class A Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-234510).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional Class A Ordinary Shares, which may be offered and issued under the Registrant’s Amended and restated Share Incentive Plan (the “2018 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(3)

The total number of Class A Ordinary Shares which may be issued under the 2018 Plan was initially 51,624,000 Class A Ordinary Shares. In April 2021, and on every January 1 thereafter during which the 2018 Plan remains in effect, the maximum aggregate number of Class A Ordinary Shares which may be subject to awards under the 2018 Plan will be automatically increased by 15.0% of the total number of Class A Ordinary Shares issued and outstanding on December 31 of the preceding calendar year, if and whenever the unallocated Class A Ordinary Shares which may be issuable under the 2018 Plan account for less than 3% of the then total issued and outstanding Class A Ordinary Shares. As such, an additional 355,833,333 Class A Ordinary Shares are being registered on this Registration Statement to cover the additional Class A Ordinary Shares that may be issued under the 2018 Plan, as amended in April 2021, which were not previously registered under the Registrant’s registration statement on Form S-8 (file No. 333-238717), as filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2020 (the “Original S-8 Registration Statement”).

(4)

The amount of Class A ordinary shares to be registered represents restricted share units or Class A ordinary shares to be granted under the 2018 Plan. The corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $12.82 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on The Nasdaq Global Market on April 21, 2021.

(5)

The amount of Class A ordinary shares to be registered represents issuable upon exercise of outstanding options to be granted under the 2018 Plan. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents the exercise price of these options.

(6)

The amount of Class A ordinary shares to be registered represents Class A ordinary shares that are reserved for future award grants under the 2018 Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $12.82 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on The Nasdaq Global Market on April 21, 2021.

(7)

Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting the registration fee due under this registration statement by $32,345.85 with Registrant’s remaining balance in the amount of $31,524.96 to be applied to future filings, which represents the portion of the registration fee previously paid with respect to unsold securities registered on the registration statement on Form F-1 (File No. 333-234356), initially filed with the Commission on October 28, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering an aggregate of 355,833,333 additional Class A Ordinary Shares of Canaan Inc. (the “Registrant”) which are reserved for issuance under the Registrant’s 2018 Plan. These 355,833,333 additional Class A Ordinary Shares have been authorized under the 2018 Plan as amended and effective in April 2021, the date of the approval by the Registrant’s board of directors (“Board”). These 355,833,333 additional Class A Ordinary Shares are of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-238717) was filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2020 (the “Original S-8 Registration Statement”), but were not registered under the Original S-8 Registration Statement.

An aggregate of 51,624,000 Class A Ordinary Shares in the capital of the Registrant were previously registered for issuance under the 2018 Plan pursuant to the Original S-8 Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated by reference into this Registration Statement, except as otherwise set forth herein.

In accordance with the terms of the 2018 Plan, as amended, the total number of Ordinary Shares which may be issuable pursuant to Awards under the 2018 Plan initially totaled 51,624,000 Ordinary Shares, provided, however, that the maximum number of unallocated Ordinary Shares which may be issuable pursuant to Awards under the 2018 Plan shall be automatically increased on the first day of each fiscal year (i.e., January 1 of each calendar year) during which the Plan remains in effect to fifteen percent (15%) of the then total issued and outstanding Ordinary Shares of the Company, if and whenever the unallocated Ordinary Shares which may be issuable pursuant to Awards under the 2018 Plan account for less than three percent (3%) of the then total issued and outstanding Ordinary Shares of the Company, provided further that solely for the fiscal year 2021, the increase of the unallocated Ordinary Shares which may be issuable pursuant to Awards under the 2018 Plan will be given effect as of the date of the approval by the Board (but calculated based on the total issued and outstanding Ordinary Shares of the Company as of January 1, 2021). The foregoing amendment to the 2018 Plan was approved by the Board in April 2021.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s registration statement on Form S-8 (File No. 333-238717) filed with the Commission on May 27, 2020;

b. The Registrant’s annual report on Form 20-F filed with the Commission on April 21, 2021, which includes audited financial statements for the fiscal year ended December 31, 2020; and

c. The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-39127) filed with the Commission on November 6, 2019 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-234356), as amended, initially filed with the Commission on October 28, 2019, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Form of the Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form F-1 (Registration No. 333-234356), initially filed with the Securities and Exchange Commission on October 28, 2019)

5.1	Opinion of Maples and Calder (Hong Kong) LLP

10.1	Amended and Restated 2018 Share Incentive Plan (as amended in April 2021) (incorporated herein by reference to Exhibit 4.1 to the annual report on Form 20-F (File No. 001-39127), filed with the Securities and Exchange Commission on April 21, 2021)

23.1	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers Zhong Tian LLP

24.1	Power of Attorney (included on the signature page in Part II of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on April 23, 2021.

Canaan Inc.

By:	/s/ Nangeng Zhang
	Name:	Nangeng Zhang
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Nangeng Zhang as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nangeng Zhang	Chairman and Chief Executive Officer	April 23, 2021
Name: Nangeng Zhang	(principal executive officer)

/s/ Jiaxuan Li	Director	April 23, 2021
Name: Jiaxuan Li

/s/ Wenjun Zhang	Director	April 23, 2021
Name: Wenjun Zhang

/s/ Hongchao Du	Director	April 23, 2021
Name: Hongchao Du

/s/ Zhitang Shu	Director	April 23, 2021
Name: Zhitang Shu

/s/ Yaping Zhang	Director	April 23, 2021
Name: Yaping Zhang

/s/ Tong He	Director of Finance (principal	April 23, 2021
Name: Tong He	financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Canaan Inc. has signed this registration statement or amendment thereto in New York, United States on April 23, 2021.

Authorized U.S. Representative

Cogency Global Inc.

By:	/s/ Colleen A. DeVries
Name: Colleen A. DeVries
Title: Senior Vice President on behalf of Cogency Global Inc.